Exhibit 99.1
BIOCRYST PHARMACEUTICALS, INC.
2190 PARKWAY LAKE DRIVE
BIRMINGHAM, AL 35244
205-444-4600 205-444-4640 FAX
www.biocryst.com
Contact:
BioCryst Pharmaceuticals, Inc.
Jonathan M. Nugent
V.P. Corporate Communications
(205) 444-4633
FOR IMMEDIATE RELEASE
BIOCRYST REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS AND CORPORATE UPDATE
Lead Programs Continue Late-Stage Clinical Progress
Birmingham, Alabama — November 8, 2007 — BioCryst Pharmaceuticals, Inc. (Nasdaq: BCRX) today announced financial results for the third quarter ended September 30, 2007.
Key Operating Results
The Company reported revenues of $20.5 million in the third quarter of 2007, compared to $1.8 million in the third quarter of 2006. The net loss for the quarter ended September 30, 2007 was $11.0 million, or $0.32 per share, compared to a net loss of $15.6 million, or $0.53 per share, for the quarter ended September 30, 2006.
As of September 30, 2007, the Company had cash, cash equivalents and investments of $102.2 million.
Third Quarter 2007 Financial Results
Collaborative and other research and development revenues increased in the third quarter of 2007 to $20.5 million compared to $1.8 million in the same period last year. The increase is primarily due to revenue recognized from the contract with the U.S. Department of Health and Human Services (DHHS) for the development of peramivir and the continuing amortization of deferred revenue from our collaborative agreements.
Research and development (“R&D”) expenses were $29.7 million in the third quarter of 2007, compared to $16.7 million in the third quarter of 2006. The increase in R&D expenses is primarily attributable to an increase in clinical trial related expenses, manufacturing costs for our lead drug candidates and costs related to an increase in the personnel supporting the advanced development of our drug candidates.
General and administrative (“G&A”) expenses were $2.6 million for third quarter of 2007, compared to $1.6 million for the third quarter of 2006. The increase in G&A expenses is primarily due to an increase in personnel related costs as a result of increased headcount, including an increase in the non-cash share-based compensation expense for the quarter and an increase in professional fees.

Year-to-Date 2007 Financial Results
Collaborative and other research and development revenues increased for the nine months ended September 30, 2007 to $43.1 million compared to $4.1 million in the same period of last year. The year-to-date increase is primarily due to revenue recognized from the contract with DHHS for the development of peramivir and the continuing amortization of deferred revenue from our collaborative agreements.
R&D expenses were $64.9 million for the nine months ended September 30, 2007, compared to $35.9 million for the same period in 2006. The increase in R&D expenses is primarily attributable to an increase in clinical trial related expenses, manufacturing costs for our lead drug candidates and costs related to an increase in the personnel supporting the advanced development of our drug candidates.
G&A expenses were $7.0 million for the nine months ended September 30, 2007, compared to $4.5 million for the same period in 2006. The increase in G&A expenses is primarily due to personnel related costs, including an increase of $1.2 million in the non-cash share-based compensation expense for the period, and an increase in professional fees.
The net loss for the nine months ended September 30, 2007 was $26.8 million, or $0.86 per share, compared to a net loss of $33.6 million, or $1.15 per share for the same period last year.
Recent corporate and financial highlights
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Continued development of intramuscular (i.m.) peramivir clinical trial
In September, BioCryst reported preliminary results from a phase II study of the intramuscular formulation of peramivir. The study was designed to determine if this formulation of peramivir could reduce the duration of symptoms in subjects with acute influenza. While the results of the trial indicate that a single dose of peramivir demonstrated a treatment effect over placebo, the improvement was not statistically significant.

The Company continues to receive and analyze data from this recently completed trial. In addition, the Company is carrying out additional PK studies to support this analysis. Armed with the further analysis and following discussion with the FDA, the Company is planning to initiate the pivotal program in time to take advantage of the upcoming influenza season.
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Continued development of intravenous (i.v.) peramivir Phase II clinical trial
In July, BioCryst initiated a Phase II clinical trial of i.v. peramivir for the treatment of hospitalized subjects with severe influenza. The trial is designed to compare the efficacy and safety of i.v. peramivir to orally administered oseltamivir in subjects who require hospitalization due to acute influenza. BioCryst plans to continue the trial in the northern hemisphere during the 2007/2008 influenza season.

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Initiation of oral forodesine HCl pivotal clinical trial
In October, BioCryst enrolled the first patient in a pivotal Phase II clinical trial of oral forodesine HCl in patients with cutaneous T-cell lymphoma (CTCL). The multinational trial is being conducted in accordance with a Special Protocol Assessment (SPA) agreement between the FDA and BioCryst granted earlier this year.

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Initiation of oral BCX-4208 Phase IIa clinical trial
In July, BioCryst and Roche initiated the first Phase II clinical trial to evaluate BCX-4208. The study, led by Roche is designed to evaluate the compound in patients with moderate to severe plaque psoriasis.

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Completion of $65.3 million financing
In August, BioCryst completed a $65.3 million private placement financing with a group of existing BioCryst stock holders. The offering was composed of approximately 8.3 million shares of BCRX common stock, as well as warrants to purchase an additional approximately 3.2 million shares.

“During the third quarter, we continued to lay the groundwork needed to bring our products to market,” said Jon P. Stonehouse, President and CEO of BioCryst. “We made progress with our peramivir, forodesine HCl and BCX-4208 clinical programs and gained added financial flexibility through the completion of a private placement to a group of existing BCRX stock holders.”

Conference Call and Webcast
At 10:00 a.m. Eastern Time today, BioCryst will host a conference call and live webcast. BioCryst management will discuss the company’s third quarter results and provide an update on the company’s programs and business results.
To access the webcast via the internet, log on to http://www.biocryst.com. Please connect to the website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast. Alternately, please call 1-800-860-2442 (U.S.) or 1-412-858-4600 (international). Telephone replay will be available. To access the replay, please call 1-877-344-7529 (U.S.) or 1-412-317-0088 (international) and dial the participant passcode 413134#. The webcast will be archived on http://www.biocryst.com.
About BioCryst
BioCryst Pharmaceuticals, Inc. is a leader in the use of crystallography and structure-based drug design for the development of novel therapeutics to treat cancer, cardiovascular diseases, autoimmune diseases, and viral infections. The company is advancing multiple internal programs toward potential commercialization including forodesine HCl in oncology, BCX-4208 in transplantation and autoimmune diseases and peramivir in seasonal and life-threatening influenza. BioCryst has a worldwide partnership with Roche for the development and commercialization of BCX-4208, and is collaborating with Mundipharma for the development and commercialization of forodesine HCl in markets across Europe, Asia, Australia and certain neighboring countries. In January, 2007 the U.S. Department of Health and Human Services (DHHS) awarded a $102.6 million, four-year contract to BioCryst for advanced development of peramivir to treat seasonal and life-threatening influenza. In February 2007 BioCryst established a partnership with Shionogi & Co., to develop and commercialize peramivir in Japan. For more information about BioCryst, please visit the company’s web site at http://www.biocryst.com.
Forward-looking statements
This press release contains forward-looking statements, including statements regarding future results, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include that our belief that many subjects in the Phase II clinical trials of peramivir did not receive adequate dosing by i.m. injection may not be correct, that final results and analysis of the peramivir Phase II trial may differ from the preliminary results and analysis, that the additional pharmacokinetic studies and virology analysis being performed on peramivir may not support our post hoc analysis of the Phase II results, that DHHS and the FDA may not agree with our analysis, that DHHS may further condition, reduce or eliminate future funding of the peramivir program, that we may not commence in timely fashion or at all the planned Phase III trial for peramivir and if commenced, it may not be successful, that the pivotal trial with forodesine HCl in CTCL may not meet its endpoint, that the Phase II trial of BCX-4208 for psoriasis may not be successfully completed, that development and commercialization of forodesine HCl in both T-ALL and CTCL may not be successful, that we may not resolve satisfactorily the particulate matter issue with the intravenous formulation of forodesine HCl, that we or our licensees may not be able to enroll the required number of subjects in planned clinical trials of our product candidates and that such clinical trials may not be successfully completed, that BioCryst or its licensees may not commence as expected additional human clinical trials with our product candidates, that our product candidates may not receive required regulatory clearances from the FDA, that ongoing and future clinical trials may not have positive results, that we may not be able to complete successfully the Phase IIb trials for forodesine HCl that are currently planned to be pivotal, that we may not be able to announce preclinical developments for additional compounds by year-end 2007 as currently proposed, that we or our licensees may not be able to continue future development of our current and future development programs, that our development programs may never result in future product, license or royalty payments being received by BioCryst, that BioCryst may not reach favorable agreements with potential pharmaceutical and biotech partners for further development of its product candidates, that our projected burn rate may not be consistent with our expectations, that BioCryst may not have sufficient cash to continue funding the development, manufacturing, marketing or distribution of its products and that additional funding, if necessary, may not be available at all or on terms acceptable to BioCryst. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, most recent Registration Statement on Form S-3 (File No. 333-145638), Quarterly Reports on Form 10-Q, current reports on Form 8-K which identify important factors that could cause the actual results to differ materially from those contained in the projections or forward-looking statements.
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BIOCRYST PHARMACEUTICALS, INC.
FINANCIAL SUMMARY
Statements of Operations (unaudited)
(in thousands, except per share)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Collaborative and other research and development	$20,463	$1,790	$43,066	$4,120

Expenses:
Research and development	29,730	16,650	64,938	35,884
General and administrative	2,595	1,599	6,980	4,478

Total expenses	32,325	18,249	71,918	40,362

Loss from operations	(11,862)	(16,459)	(28,852)	(36,242)

Interest and other income	878	856	2,080	2,674

Net loss	$(10,984)	$(15,603)	$(26,772)	$(33,568)

Basic and diluted net loss per common share	$(0.32)	$(0.53)	$(0.86)	$(1.15)

Weighted average shares outstanding	34,277	29,222	31,024	29,116
Balance Sheet Data (in thousands)

	September 30, 2007	December 31, 2006
	(Unaudited)	(1)
Cash, cash equivalents and securities	$102,248	$46,236
Total assets	141,154	68,485
Accumulated deficit	(222,253)	(195,481)
Stockholders’ equity	65,609	21,155

(1)	Derived from audited financial statements